                                                                     Exhibit 7.2

The following represents the unaudited pro forma balance sheet as of July 1, 2000.

                                                                     as of July 1, 2000
                                                                  (in millions of dollars)

                                                                        Adjustments
                                                                            for          Adjusted
                                                          Historical     Pro forma       Pro forma
                                                          ----------    -----------      ---------
Assets
Current assets
      Cash                                                  $   0.8                        $   0.8
      Accounts receivable, net                                 33.6                           33.6
      Inventory, net                                           38.4                           38.4
      Deferred tax asset                                        7.6        $  (9.7)(e)        (2.1)
      Prepaid and other                                         2.6            6.0 (b)         8.6
                                                            -------        -------         -------
                   Total current assets                        83.0           (3.7)           79.3

Property, plant and equipment,net                              38.2                           38.2
Property, plant and equipment held for disposal, net            3.6                            3.6
Other assets
      Intangible assets                                         9.9                            9.9
      Other long-term assets                                    7.9                            7.9
      Net assets of discontinued operations                    25.3          (25.3)(d)          -
                                                            -------        -------         -------
                   Total assets                             $ 167.9        $ (29.0)        $ 138.9
                                                            =======        =======         =======

Liabilities and stockholders' equity
Current liabilities
      Revolving credit                                      $  21.3        $ (21.3)(a)       $  -
      Current portion of long-term debt                         0.6           (0.6)(a)          -
      Accounts payable                                         16.7                          16.7
      Accrued liabilities                                      17.0            9.0 (c)       26.0
                                                            -------        -------         -------
                   Total current liabilities                   55.6          (12.9)          42.7

Long-term debt                                                130.5          (31.8)(a)       98.7
Other long-term liabilites                                      4.8                           4.8

Stockholders' equity
      Common stock and paid in capital                         16.6                          16.6
      Retained earnings (accum deficit)                       (11.2)          15.2 (f)        4.0
      Notes receivable                                         (0.4)                         (0.4)
      Foreign currency translation adjustment                  (3.4)           0.5 (g)       (2.9)
      Treasury stock                                          (24.6)                        (24.6)
                                                            -------        -------         -------
                   Total equity                               (23.0)          15.7           (7.3)

                   Total liabilities and equity             $ 167.9        $ (29.0)        $ 138.9
                                                            =======        =======         =======

(a) Records the collection of $59.7 million of cash (including collection of $2.7 million of receivables related to the businesses sold, but retained by Prestolite) less $6.0 million to be subsequently received out of escrow.
(b)  Records the expected amounts to be paid from escrow.
(c) Records the transaction costs, costs of providing transition services at no charge and certain anticipated subsequent adjustments to the purchase price. This also includes $0.5 million of previously-recorded cumulative translation adjustments related to the assets being sold.
(d)  Records the elimination of the net assets of the business units sold.
(e) Records the income tax expense associated with the gain on the sale of the businesses.
(f)  Records the gain on the sale of the businesses.
(g) Records the reduction of the previously-recorded cumulative translation adjustment related to the asset being sold.

                                     Page 2